Exhibit 99.1

Celularity Announces Naveen Jain to Join Board of Directors

Viome founder and CEO brings a consumer-focused vision for bringing regenerative therapies to more people and advancing proactive health

FLORHAM PARK, N.J., Sept. 29, 2026 (GLOBENEWSWIRE) — Celularity Inc. (Nasdaq: CELU) (“Celularity” or the “Company”), a regenerative medicine company, today announced that Naveen Jain, founder and Chief Executive Officer of Viome Life Sciences Inc. (“Viome”), will join its Board of Directors.

Jain founded InfoSpace, Intelius, TalentWise and Moon Express and is the founder and CEO of Viome, which applies AI and molecular data to personalized health and nutrition. He joins Celularity’s Board with a consumer-focused perspective on healthcare’s shift from treating illness to helping people take a more proactive role in their health. He will bring that perspective to the challenge of bringing promising regenerative therapies to more consumers.

“Naveen has devoted considerable energy to the pursuit of longer, healthier lives, and shares our belief in the significant potential of regenerative longevity,” said Robert J. Hariri, M.D., Ph.D., Chairman and Chief Executive Officer of Celularity. “He has a track record of pursuing ambitious ideas and building businesses around emerging technologies. That perspective will be valuable as we work to expand the commercial reach of Celularity’s products and capabilities and explore the broader opportunities at the intersection of regenerative medicine and longevity.”

“Healthcare is shifting from treating illness after symptoms appear to helping people take a more proactive role in their health. Regenerative medicine has the potential to be an important part of that shift. I’m joining Celularity’s Board to help translate that potential into real-world impact, bringing a consumer perspective, commercial discipline and partnerships to the work of bringing these therapies to more people,” said Naveen Jain.

“Naveen brings a perspective that is crucial to what we are building around the boardroom,” said fellow Board member, Philip A. Barach. “We have made meaningful progress strengthening Celularity’s capital structure and operating profile. The opportunity now is to pair that discipline with an ambitious commercial vision for the assets the Company has already created.”

Mr. Jain joins the Company’s newly constituted Board consisting of Dr. Hariri, Peter H. Diamandis, M.D., and Mr. Barach, who recently joined the Board as part of Celularity’s broader recapitalization and strategic repositioning. Celularity expects to announce a fifth director shortly. Mr. Jain’s appointment to the Board will become effective following completion of the applicable Rule 14f-1 information statement process.

About Naveen Jain

From personalized health to space exploration, Naveen Jain has built companies around questions with world-scale stakes. He is the founder and CEO of Viome Life Sciences, where AI and molecular data are applied to personalized health and nutrition. He previously founded InfoSpace, Intelius and TalentWise, and also founded Moon Express. Across technology, health and space, Jain has pursued a singular entrepreneurial vision: turn emerging technologies into new ways to address humanity’s biggest challenges.

About Celularity

Celularity Inc. (Nasdaq: CELU) is a longevity-focused regenerative and cellular medicine company developing and manufacturing allogeneic and autologous cell therapies derived from the postpartum placenta. Celularity draws on the placenta’s unique biology, immunologic properties and scalable availability to develop therapeutic solutions targeting fundamental mechanisms of aging and age-related disease. Its cellular therapy portfolio includes cenplacel-L, its investigational placenta-derived allogeneic cell therapy, and other investigational cellular therapies. Celularity is headquartered in Florham Park, New Jersey, where it operates a purpose-built cGMP research and manufacturing facility supporting the development and manufacture of cellular therapies, advanced biomaterials and other longevity and wellness-focused products.

For more information, please visit www.celularity.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding Mr. Jain’s anticipated appointment to and contributions as a member of the Company’s Board of Directors; the Company’s strategy to expand the commercial reach of its products and capabilities; the potential for regenerative medicine and the Company’s technologies to address aging and age-related disease and contribute to more proactive approaches to health; the Company’s ability to translate its technologies into commercial opportunities, expand access to its products and develop strategic partnerships; and the expected appointment of an additional director.

These forward-looking statements are based on management’s current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially, including risks relating to regulatory requirements and approvals, clinical development, manufacturing, commercialization and market acceptance, the Company’s ability to execute its business strategy and obtain sufficient financing, and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Celularity undertakes no obligation to update or revise any forward-looking statements, except as required by applicable law.

Investor and Media Contact:

info@celularity.com